UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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InfuSystem Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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InfuSystem Holdings, Inc.

11130 Strang Line Rd.

Lenexa, Kansas 66215

May 22, 2017

Dear InfuSystem Holdings, Inc. Stockholder:

You are cordially invited to attend the 2017 Annual Meeting (the “Annual Meeting”) of the Stockholders of InfuSystem Holdings, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Thursday, June 22, 2017, commencing at 9:00 a.m. Central Time at the Company’s offices at 11130 Strang Line Rd., Lenexa, Kansas 66215. At the Annual Meeting, we will ask our stockholders:

1) to elect six individuals to the Company’s Board of Directors to serve until the Company’s 2018 Annual Meeting (and until their successors are duly elected and qualified);

2) to approve, by advisory vote, the compensation of our named executive officers;

3) to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

4) to consider and act on such matters as may properly come before the Annual Meeting and any postponement or adjournment thereof.

I am looking forward to meeting with as many of our stockholders as possible. At the Annual Meeting, there will also be a report on our business, and you will have an opportunity to ask questions about the Company.

Whether or not you are able to attend the Annual Meeting, please take the time to vote your shares. As further detailed in these materials, you may vote your shares using the Internet or a toll-free telephone number, or by completing and returning the enclosed proxy card by mail. Instructions on each of these voting methods are outlined in the enclosed proxy statement.

Gregg Lehman

Executive Chairman

InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc.

11130 Strang Line Rd.

Lenexa, Kansas 66215

Notice of Annual Meeting of Stockholders

To Be Held on June 22, 2017

May 22, 2017

To the Stockholders of InfuSystem Holdings, Inc.:

Notice is hereby given that the 2017 Annual Meeting of the Stockholders (the “Annual Meeting”) of InfuSystem Holdings, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 22, 2017, commencing at 9:00 a.m. Central Time at the Company’s offices at 11130 Strang Line Rd., Lenexa, Kansas 66215, for the following purposes:

1) to elect six individuals to the Company’s Board of Directors to serve until the Company’s 2018 Annual Meeting (and until their successors are duly elected and qualified);

2) to approve, by advisory vote, the compensation of our named executive officers;

3) to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

4) to consider and act on such matters as may properly come before the Annual Meeting and any postponement or adjournment thereof.

Only stockholders of record at the close of business on May 11, 2017, will be entitled to notice of and to vote at the Annual Meeting and at any postponement or adjournment thereof.

This proxy statement and the accompanying materials are being first sent or given to stockholders on or about the date set forth above.

BY ORDER OF THE BOARD OF DIRECTORS:

Jeanie Latz

Corporate Secretary

InfuSystem Holdings, Inc.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE AS PROMPTLY AS POSSIBLE USING THE INTERNET OR THE AVAILABLE TOLL-FREE TELEPHONE NUMBER, OR BY RETURNING THE ENCLOSED PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 22, 2017: THE PROXY STATEMENT AND 2016 ANNUAL REPORT ARE AVAILABLE AT http://infusystem.com.

InfuSystem Holdings, Inc.

11130 Strang Line Rd.

Lenexa, Kansas 66215

PROXY STATEMENT

This proxy statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of InfuSystem Holdings, Inc. (the “Company”) to be used at the Annual Meeting of Stockholders to be held on Thursday, June 22, 2017, and at any postponement or adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Meeting. This proxy statement and the accompanying materials are being first sent or given to stockholders of the Company on or about May 22, 2017.

The close of business on May 11, 2017 has been fixed as the record date (the “Record Date”) for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), as of the Record Date are entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock entitles the holder thereof to one vote per share on each matter presented to the stockholders for approval at the Annual Meeting. On the Record Date, there were 22,755,705 shares of Common Stock outstanding and entitled to vote.

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the “stockholder of record” or “registered stockholder” of those shares and this proxy statement and the accompanying materials are being sent directly to you by the Company.

If you are a stockholder of record, you can vote your shares in person at the Annual Meeting or you can vote by proxy using the Internet at www.investorvote.com/INFU, or by telephone at 1-800-652-VOTE (8683) or by completing and returning the enclosed proxy card by mail.

Whichever method you use, each valid proxy received in time will be voted at the Annual Meeting in accordance with your instructions. To ensure that your proxy is voted, it should be received by the close of business on June 21, 2017. If you submit a proxy without giving instructions, your shares will be voted as recommended by the Board of Directors.

If you hold shares of the Company’s Common Stock in your name, you may revoke a properly executed or authorized proxy by (a) an Internet or telephone vote subsequent to the date shown on the previously executed and delivered proxy or the date of a prior Internet or telephonic vote (and prior to 11:59 p.m. Eastern Time on the day prior to the Annual Meeting), (b) mailing a later-dated, properly executed and delivered proxy to our Corporate Secretary prior to the Annual Meeting, or (c) mailing a written revocation to our Corporate Secretary prior to the Annual Meeting. Stockholders of record may also revoke their proxies by attending the Annual Meeting and voting in person. If stockholders of record only attend the Annual Meeting but do not vote, their proxies will not be revoked.

If your shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered the “beneficial owner” of shares held in street name (also called a “street name” holder), and this proxy statement and the accompanying materials are being forwarded to you by your broker, bank or nominee, who is considered the stockholder of record of those shares. As a beneficial owner, you have the right to direct your broker, bank or nominee on how to vote the shares held in your account. If you do not provide instructions to the broker, bank or nominee, that firm will only be able to vote your shares with respect to “routine” matters. Please note that pursuant to applicable broker voting regulations, the only routine matter for the Annual Meeting and the only matter for which brokers, banks and nominees will have the discretion to vote, is Proposal 3 (Ratification of Independent Registered Public Accounting Firm). Your broker, bank or nominee must have proper instructions from you in order to vote with respect to Proposal 1 (Election of Directors) and Proposal 2 (Advisory Vote on Executive Compensation) and without proper instructions from you, the broker, bank or nominee will not have the power to vote on, and will be considered a “broker non-vote” for, such proposal. If you hold shares of the Company’s Common Stock beneficially in street name, you may vote by returning the voting instruction form to your broker, bank, or other nominee or as otherwise provided on the voting instruction form. If you hold shares of the Company’s Common Stock in a stock brokerage account or by a broker, bank or other nominee, you must contact the broker, bank or other nominee and comply with the broker’s procedures if you want to revoke or change the instructions previously given.

The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

The vote required, and the effect of abstentions and broker non-votes with respect to each proposal, is as follows:

Each of the six nominees for election to the Board of Directors (Proposal 1) will be elected by a majority of the votes cast for that director. You may vote in favor or withhold your vote with respect to each individual nominee. If an incumbent director is not elected due to a failure to receive a majority of the votes cast by the shares of the Company’s Common Stock issued and outstanding as of the Record Date that are present, in person or by proxy, and entitled to vote and his or her successor is not otherwise elected and qualified, the director must promptly offer to tender his or her resignation to the Board of Directors. The Nominating and Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation. The Board of Directors will then either accept or reject such resignation. “Votes cast” for a director include votes “for” that director’s election and votes to withhold authority with respect to that director’s election and excludes abstentions and broker non-votes with respect to that director’s election. Abstentions, broker non-votes and failures to vote will have no effect on the outcome of the election of directors.

The proposal to approve, by advisory vote, the compensation paid to our named executive officers (Proposal 2) will require the affirmative vote of a majority of the shares of the Company’s Common Stock present at the Annual Meeting, in person or represented by proxy, and entitled to vote. Abstentions will be treated as votes “against” the proposal. Broker non-votes and failures to vote will have no effect on the outcome of the vote.

The proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm (Proposal 3) will require the affirmative vote of a majority of the shares of the Company’s Common Stock present at the Annual Meeting, in person or represented by proxy, and entitled to vote. Abstentions will be treated as votes “against” the proposal. As discussed above, this proposal is a routine matter; therefore, broker non-votes are not expected to occur with respect to this proposal.

The Board of Directors recommends that you vote: (i) “FOR” each of the six director nominees; (ii) “FOR” the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials; and (iii) “FOR” ratification of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

UNLESS OTHERWISE SPECIFIED, AS PERMITTED BY APPLICABLE LAW AND STOCK EXCHANGE RULES, THE PROXIES WILL BE VOTED AT THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF:

(I)	FOR THE ELECTION OF THE SIX INDIVIDUALS NAMED IN THIS PROXY STATEMENT TO THE BOARD OF DIRECTORS TO SERVE UNTIL THE 2018 ANNUAL MEETING (AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED);

(II)	FOR THE APPROVAL, BY ADVISORY VOTE, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS; AND

(III)	FOR THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

IN THE DISCRETION OF THE PROXY HOLDERS, THE PROXIES WILL ALSO BE VOTED FOR OR AGAINST SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. MANAGEMENT IS NOT AWARE OF ANY OTHER MATTERS TO BE PRESENTED FOR ACTION AT THE ANNUAL MEETING.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy materials, please contact:

COMPUTERSHARE

211 QUALITY CIRCLE, SUITE 210

COLLEGE STATION, TX 77845

Stockholders Call Toll-Free at: (800) 851-9677

For stockholders holding shares through brokers, banks or other nominees, please contact your broker, bank or other nominee for assistance.

PROPOSAL 1—

ELECTION OF DIRECTORS

The six nominees for election to the Board of Directors, if elected, will serve until the 2018 Annual Meeting and until their successors are duly elected and qualified.

Information Regarding Nominees to the Board of Directors

The table set forth below lists the names and ages of each of the six nominees to the Board of Directors and the position and office that each nominee currently holds with the Company, other than Messrs. Darrell Montgomery and Christopher Sansone, who are newly nominated to serve as a director. Each director serves a one-year term, and will hold office until the next annual meeting of shareholders and such director’s successor has been elected and qualified or such director’s earlier death, resignation or removal. Mr. Eric Steen, the Company’s former President and Chief Executive Officer, resigned from the Company’s Board of Directors on May 18, 2017, in connection with his departure from the Company. Mr. Ryan Morris was not renominated by the Company’s Board of Directors for election at the Annual Meeting.

Each nominee has consented to serve on the Board of Directors if elected. If any nominee becomes unavailable to serve as a director at the time of the Annual Meeting, which is not expected, the Board of Directors will eliminate the Board position effective at the Annual Meeting or the proxy holders will vote the proxies in their discretion for the nominee designated by the Board of Directors to fill the vacancy unless otherwise instructed by a stockholder.

Name	Age	Position
David Dreyer	61	Director
Gregg Lehman	70	Director, Executive Chairman
Darrell Montgomery	56	Nominee
Christopher Sansone	42	Nominee
Scott Shuda	51	Director
Joseph Whitters	59	Director

David C. Dreyer, CPA (Director). David C. Dreyer has been a member of the Company’s Board of Directors since April 2008, and has served as a member of the Office of the President, as described under “Board of Directors and Committees of the Board of Directors” below, since May 18, 2017. Mr. Dreyer currently serves as Chief Financial Officer of Prolacta Biosciences, Inc. a privately held, life sciences company dedicated to improving the quality of life for newly born babies through creating and marketing specialty formulations made from human milk. From March 2015 through January 2017, Mr. Dreyer served as Chief Financial Officer of BIOLASE, Inc. (NASDAQ:BIOL), a medical device company that develops, manufactures, and markets lasers used in the dental and medical fields. From October 2010 to March 2015, Mr. Dreyer served as Chief Financial Officer, Chief Operating Officer and Secretary of Patient Safety Technologies, which develops, markets and sells healthcare products to hospitals for ensuring surgical safety, and was previously a public reporting company (OTC: PSTX), and since March 2014 became a subsidiary of Stryker Corporation (NYSE: SYK). Previously, Mr. Dreyer was Chief Financial Officer of Alphastaff Group, Inc., a human resource outsourcing company, from August 2009 to September 2010. From September 2004 to August 2009, Mr. Dreyer served as Chief Financial Officer and Chief Accounting Officer of AMN Healthcare Services, Inc. (NYSE: AHS), which provided healthcare staffing for physicians, travel nurses, and allied travel. From 1997 through 2004, Mr. Dreyer served as Chief Financial Officer and Chief Accounting Officer of Sicor, Inc. (formerly Nasdaq: SCRI), a manufacturer of complex pharmaceuticals with operations in the United States and internationally, which was acquired by Teva Pharmaceutical Limited in January 2004. Prior to joining Sicor, Mr. Dreyer served in related senior financial management positions within the pharmaceutical industry, working for Elan Corporation plc, Athena Neurosciences and Syntex Corporation. Mr. Dreyer is a Certified Public Accountant in California. Since April

2008, Mr. Dreyer has also been a director of Diplomat Pharmacy, Inc. (NYSE:DPLO), the leading independent specialty pharmacy in the U.S., and currently serves as chairman of both its Audit and Compensation Committees.

Mr. Dreyer brings to the Company and the Board of Directors almost 30 years of accounting, financial, compliance and operating experience and expertise in the healthcare field and has extensive senior leadership skills from his executive management positions. Mr. Dreyer also has public company board and executive experience, from which he has expertise in finance, financial reporting, accounting, corporate governance, compensation, risk management, and healthcare matters. His long tenure as a certified public accountant and expertise in accounting and financial reporting matters, including in executive positions for public companies, led our Board to determine that Mr. Dreyer is a financial expert in accordance with SEC rules.

Gregg O. Lehman (Director; Executive Chairman). Gregg O. Lehman has been a member of the Company’s Board of Directors since May 8, 2014, and has served as Executive Chairman and head of the Office of the President, as described under “Board of Directors and Committees of the Board of Directors” below, since May 18, 2017. Dr. Lehman is a nationally recognized leader in population health management and has more than 28 years’ experience in the health care industry. Dr. Lehman has served as Chief Executive Officer of EB Employee Solutions, LLC, a company that provides a fully integrated employer portal that includes health benefit cost reduction strategies and a “high tech, smart touch” wellness program. Dr. Lehman was previously President and Chief Executive Officer of MGC Diagnostics Corporation, a leading cardio-respiratory diagnostic company from July 2011 until May 2014. Dr. Lehman served as President and Chief Executive Officer of Health Fitness Corporation, a population health management company based in Minneapolis, MN, from 2007 through 2010. Dr. Lehman has held numerous senior-level executive and governance positions in the medical and education industries including President and Chief Executive Officer of INSPIRIS, Inc., a Nashville-based specialty care medical management company. Dr. Lehman also was President and Chief Executive Officer of Gordian Health Solutions, Inc., a health management company, and President and Chief Executive Officer of the National Business Coalition on Health (NBGH) in Washington, D.C., and as President of Taylor University in Indiana. Dr. Lehman has worked with the Health Care Purchasing Institute through Academy Health, the eHealth Initiative, the National Quality Forum, the National Patient Safety Foundation, and other purchasing/quality organizations that promote value-based purchasing and market-based reform. Dr. Lehman has a Doctorate and a Master of Science degree in higher education administration, with a minor in finance and economics from Purdue University and a Bachelor of Science in business management and marketing from Indiana University.

Dr. Lehman brings almost 40 years of experience in senior management positions with healthcare corporations and the management expertise and leadership abilities developed during his service in senior executive roles.

Darrell B. Montgomery (Nominee). Darrell B. Montgomery is a new nominee to the Company’s Board of Directors. Mr. Montgomery began his business career at Gemini Consulting as a senior consultant leading client teams in telecommunications, computer services, banking, and retail in both the United States and Europe. Mr. Montgomery spent 20 distinguished years at Dell Services, now NTT Services, where he worked with large enterprises as well as small companies principally focused on strategy and IT infrastructure. Mr. Montgomery served as Director of Operations, Global Software Solutions and held a senior role in the Commercial Solutions Group. Mr. Montgomery then served as an Executive Director in charge of establishing and leading the private equity channel working in Healthcare and Travel & Leisure industries. Mr. Montgomery previously served on the Board of Directors of Daegis, Inc. (NASDAQ: DAEG) and as member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committees. Mr. Montgomery currently serves a Vice President, Global Strategic Engagements for Atos, a global IT services firm. Mr. Montgomery formerly served on active duty as a U.S. Marine Corps Infantry Officer and is a Trustee of the U.S. Naval Academy Athletic Foundation. Mr. Montgomery earned a Bachelor of Science in History and General Engineering, with Distinction, from the U.S. Naval Academy and a Masters of Business Administration from Harvard Business School.

Mr. Montgomery brings nearly 30 years in operational management, technology sales, mergers & acquisitions, consulting experience and leadership abilities developed during his career as an executive.

Christopher R. Sansone (Nominee). Christopher R. Sansone is a new nominee to the Company’s Board of Directors. Mr. Sansone brings experience and prospective as an analyst and as a managing partner and founder of Sansone Capital Management, LLC. Prior to founding Sansone Capital Management, LLC, Mr. Sansone held various roles involving small capitalization companies, including his position as an analyst and proprietary trader for Robotti & Company, LLC, a broker-dealer specializing in small- and micro-capitalization equities. Mr. Sansone served as a director on the board of EDAC Technologies from 2011 to 2013 and also on its Audit Committee and Nominating and Governance Committee. Mr. Sansone has served as a director on the board of Decorator Industries from 2011 to 2012. Mr. Sansone was also a member of the committee of unsecured creditors in Palm Harbor Homes from 2010 to 2011 and served as a member on the OCA Incorporated Equity Committee from 2006 to 2007. Mr. Sansone holds a Bachelor of Science in Economics from Pace University.

Mr. Sansone brings extensive investment experience as both a managing partner and founder of an investment partnership and various executive leadership roles throughout his career.

Mr. Sansone serves as a Managing Partner of Sansone Advisors, LCC, Sansone Capital Management, LLC and Christopher Sansone (collectively, the “Sansone Group”), and is one of the Company’s largest stockholders. Accordingly, Mr. Sansone holds voting and dispositive power over the Common Stock held by the Sansone Group. In addition, Mr. Sansone has shared and voting dispositive power over the Common Stock held by Sansone Partners, LP.

Scott A. Shuda (Director). Scott A. Shuda has been a member of the Company’s Board of Directors since September 7, 2016. Mr. Shuda is a Managing Director and Co-founder of Meridian OHC Partners, LP (“Meridian”) and BlueLine Partners, LLC (“BlueLine”), investment firms that focus on publicly listed technology and healthcare companies. Mr. Shuda served as a director of Iridex Corporation (NASDAQ: IRIX), a global leader in ophthalmic laser systems, from 2012 to 2017 where he was chairman of Iridex’s Compensation Committee and a member of the Nominating and Governance Committee. Mr. Shuda served as a director and Audit Committee member of MGC Diagnostics Corporation (formerly Angeion Corporation) (NASDAQ: MGCD), a global respiratory diagnostics company from 2010 to 2011. Prior to co-founding BlueLine in April 2004, Mr. Shuda was General Counsel to Vicinity Corporation, an internet search company that went public in 2000 and was acquired by Microsoft in 2002. Prior to his employment with Vicinity, Mr. Shuda practiced law in California and New York, most recently in the Silicon Valley office of Latham & Watkins LLP. Mr. Shuda holds both Juris Doctor Degree and Masters of Business Administration degrees from Georgetown University.

Mr. Shuda has extensive experience with the medical devices industry. He brings more than 20 years of professional experience in law, technology and entrepreneurial endeavors in the industry, including transactions that range from initial public offerings and venture financings to mergers and acquisitions. Mr. Shuda’s background as a corporate finance attorney, general counsel of a public company, and managing director of a private investment fund focusing on healthcare companies provides the Company with a strong perspective on the capital markets, a deep understanding of the challenges facing small public companies, and importantly, the perspective of our largest stockholder.

Mr. Shuda serves as the Managing Director of TSV Investment Partners, LLC (“TSV”), which is the sole general partner of Meridian, the Company’s largest stockholder. Accordingly, Mr. Shuda holds voting and dispositive power over the Common Stock held by Meridian. According to the Schedule 13D (the “Meridian 13D”) filed on February 12, 2016 by Meridian, Meridian TSV II, LP (“Meridian TSV”), TSV, BlueLine Capital Partners II, LP (“BlueLine Capital”) and BlueLine, Mr. Shuda disclaims beneficial ownership for purposes of Rule 13d-3 with respect to the Common Stock held by Meridian and BlueLine.

Joseph E. Whitters (Director). Joseph E. Whitters has been a member of the Company’s Board of Directors since April 24, 2012. Mr. Whitters has been an Advisor to Frazier Health Care, a venture capital and private equity firm, since 2005. From 1986 to January 2005, Mr. Whitters was employed in various capacities with First Health Group Corp. (formerly NASDAQ: FHCC), a nearly $2 billion market capitalization managed healthcare company serving the group health, workers compensation, and state agency markets, including as Chief Financial Officer and Executive Vice President. Prior to joining First Health in 1986, he served as Controller for United HealthCare Corp. In January 2013, he joined the board of directors of PRGX Global, Inc., a business service enterprise, where he also serves on the Compensation Committee and Audit Committee. In 2016, Mr. Whitters served on the board of directors of Air Methods Corporation, an air medical transportation company that was sold in April 2017. Previously, he served on the boards of directors and the audit committees of various public companies including Omnicell (NASDAQ: OMCL), Mentor Corporation (formerly NYSE: MNT), Solexa (formerly NASDAQ: SLXA), and Luminent Mortgage (formerly NYSE: LUM). Mr. Whitters has also been an advisor or board member with several private companies. Mr. Whitters began his career in public accounting with Peat Marwick and has a Bachelor’s of Arts in accounting degree from Luther College in Iowa. Mr. Whitters is a certified public accountant.

Mr. Whitters brings almost 20 years of experience in senior financial management positions with healthcare corporations, extensive public company board experience, and the financial expertise and leadership abilities developed during his service in a senior finance role at a large, national health benefits company.

Director Independence

The Board of Directors has considered the independence of each director and nominee for election as a director in accordance with the elements of independence set forth in the listing standards of the NYSE MKT. Based upon information solicited from each director and nominee, the Board of Directors has affirmatively determined that each of the directors (including those persons that served as a director during any part of 2016) and nominees are (or, in the case of former directors, were) “independent” within the meaning of NYSE MKT’s director independence standards, except for: (i) Dr. Lehman, who no longer qualified as independent upon his appointment as Executive Chairman; and (ii) Mr. Steen, the Company’s former President and Chief Executive Officer, who was not independent during his service as a director prior to his resignation due to his relationship with the Company as President and Chief Executive Officer during such service. In determining that Mr. Dreyer is independent, the Board considered his current service as a member of the Office of the President as described below, and determined that such service would not interfere with his independence because he receives no compensation for such service, serves only in an advisory role and does not perform any management or executive functions. In addition, the Board considered Mr. Dreyer’s current consulting arrangement with the Company, and determined that the arrangement would not interfere with his exercise of independent judgment in carrying out his responsibilities as a director.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE PROPOSAL TO ELECT DAVID DREYER, GREGG LEHMAN, DARRELL MONTGOMERY, CHRISTOPHER SANSONE, SCOTT SHUDA AND JOSEPH WHITTERS AS MEMBERS OF THE BOARD OF DIRECTORS TO SERVE UNTIL THE 2018 ANNUAL STOCKHOLDERS MEETING AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

Board of Directors and Committees of the Board of Directors

The Board of Directors has responsibility for the overall governance of the Company. The Board of Directors held a total of seven meetings during the fiscal year ended December 31, 2016. Each director attended at least 75% of the meetings held by the Board of Directors and of the meetings of each committee on which such director served (or portion of the fiscal year during which he served as a director or committee member). In addition to regularly scheduled meetings, the directors discharge their responsibilities through telephonic and other communications with each other and the executive officers. At each of the meetings of the Board of Directors held during fiscal year ended December 31, 2016, the independent directors had the opportunity to hold an executive session. The Board has no policy regarding director attendance at annual meetings of stockholders, although each member of the Board attended the 2016 Annual Meeting, either in person or telephonically.

Committees. The Board of Directors has established three standing committees, an Audit Committee, a Nominating and Governance Committee and a Compensation Committee, each of which is comprised entirely of Independent Directors and reports to the Board of Directors. From time to time during the assessment of certain strategic opportunities, the Board may establish a Special Committee comprised wholly of Independent Directors.

Leadership Structure. Prior to the departure of Mr. Steen, the Company’s former President and Chief Executive Officer, on May 18, 2017, the Company had different individuals serving as its Chief Executive Officer and Chairman of the Board. In connection with Mr. Steen’s departure, the Board determined that it was in the best interests of the Company and its stockholders to change the leadership structure to address the executive vacancy. As further described below, the Board created an Office of the President, which includes an independent director and certain executive officers, and appointed an Executive Chairman. The Board has determined that this leadership structure is appropriate and in the best interests of the Company and its stockholders because it provides strong executive leadership through the Executive Chairman together with independent leadership of the independent director serving in the Office of the President. The Board of Directors has utilized, and intends to continue to utilize, flexibility to establish the most appropriate leadership structure at any given time.

Office of the President. In connection with Mr. Steen’s departure, on May 18, 2017, the Board created a new Office of the President, led by current Chairman of the Board, Dr. Lehman, to support oversight of the Company’s strategic initiatives until a new Chief Executive Officer is appointed. The Office of the President also includes: Mr. Dreyer, an independent director; Janet Skonieczny, Executive Vice President, Chief Operating Officer, Compliance Officer and Privacy Officer; Richard DiIorio, Executive Vice President and General Manager of Oncology; and Christopher Downs, Executive Vice President and Interim Chief Financial Officer.

Executive Chairman. In addition, on May 18, 2017, the Board appointed Dr. Lehman as the Executive Chairman of the Company, and in that capacity he continues to serve as the Chairman of the Board, has the authority and duties of the principal executive officer of the Company on an interim basis until a new Chief Executive Officer is appointed and leads the Office of the President.

Audit Committee

The Audit Committee is composed entirely of Independent Directors. The following individuals are the current members of the Audit Committee: Messrs. Whitters and Shuda. Mr. Whitters serves as Chairman of the Audit Committee. The Board of Directors has affirmatively determined that the members of the Audit Committee are “independent,” as defined in the NYSE MKT listing standards, and under the additional Audit Committee independence standards in Rule 10A-3 of the Exchange Act. Mr. Dreyer previously served on the Audit Committee prior to his entry into his current consulting arrangement with the Company dated April 15, 2017. The Audit Committee is responsible for meeting with the Company’s independent registered public accounting firm regarding, among other issues, audits and adequacy of the Company’s accounting and control systems. The Audit Committee held 12 meetings during the fiscal year ended December 31, 2016.

The Board of Directors has determined that each of Messrs. Shuda and Whitters qualifies as an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”). The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is posted on the Company’s website at www.infusystem.com.

Nominating and Governance Committee

The Nominating and Governance Committee (the “Nominating Committee”) is composed entirely of Independent Directors. The following individuals are current members of the Nominating Committee: Messrs. Shuda and Whitters. The Board of Directors has affirmatively determined that the members of the Nominating Committee are “independent” as defined in the NYSE MKT listing standards. Mr. Shuda serves as Chairman of the Nominating Committee. Dr. Lehman previously served on the Nominating Committee prior to appointment as Executive Chairman on May 18, 2017. The Nominating Committee held one meeting during the fiscal year ended December 31, 2016. The Board of Directors has adopted a written charter for the Nominating Committee, a copy of which is posted on the Company’s website at www.infusystem.com.

The Nominating Committee identifies individuals for nomination to the Board of Directors by the full Board of Directors. The Nominating Committee will consider all qualified director candidates identified by members of the Nominating Committee, by senior management and stockholders. Stockholders who would like to propose an independent director candidate for the consideration of the Nominating Committee may do so by submitting the candidate’s name, résumé and biographical information care of InfuSystem Holdings, Inc., 31700 Research Park Drive, Madison Heights, Michigan 48071, Attn: Corporate Secretary, no later than the deadline for submission of stockholder proposals set forth under the section of this proxy statement entitled “Stockholder Proposals for the 2018 Annual Meeting.” All proposals for nomination received by the Corporate Secretary will be presented to the Nominating Committee for consideration.

The Nominating Committee reviews each director candidate’s biographical information and assesses each candidate’s independence, skills and expertise based on a variety of factors, including the following criteria:

•	Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards;

•	Whether the candidate has had broad business, governmental, non-profit or professional experience that indicates that the candidate will be able to make a significant and immediate contribution to the Board of Directors’ discussion and decision-making; and

•	Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

In addition to above listed criteria, the Nominating Committee considers the diversity of candidates, which may include diversity of skills and experience as well as geographic, gender, age, and ethnic diversity. The Nominating Committee does not, however, have a formal policy with regard to the consideration of diversity in identifying candidates.

Application of these factors requires the exercise of judgment by members of the Nominating Committee and cannot be measured in a quantitative way.

The Nominating Committee applied each of these factors in its review and assessment of the background, independence, skills and expertise of each of the director nominees included in this proxy statement. Members of the Nominating Committee had several meetings and conversations with each of the director nominees.

Compensation Committee

The Compensation Committee is composed entirely of Independent Directors. The following individuals are current members of the Compensation Committee: Messrs. Dreyer and Shuda. Mr. Dreyer serves as Chairman of the Compensation Committee. The Board of Directors has affirmatively determined that the members of the Compensation Committee are “independent” as defined in the NYSE MKT listing standards. The Compensation Committee is responsible for approving the salaries, bonuses and other compensation and benefits of executive officers and directors and administering the InfuSystem Holdings, Inc. (i) Equity Plan, and (ii) Employee Stock

Purchase Plan. The Compensation Committee held one meeting during the fiscal year ended December 31, 2016. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is posted on the Company’s website at www.infusystem.com.

The Compensation Committee evaluates executive officer performance, with input from the Board of Directors and the Chief Executive Officer (for executive officers other than the Chief Executive Officer), in light of the Company’s strategic objectives and establishes compensation levels based on such evaluation. The objectives of the Compensation Committee are to attract and retain experienced and highly qualified personnel and reward our executive officers for advancing critical elements of our strategic plan.

The Compensation Committee has the authority to retain, oversee, terminate, and approve fees for compensation consultants to assist in the discharge of its responsibilities.

Communications with the Board of Directors

Stockholders may communicate with the Board of Directors by sending written communications addressed to such person or persons care of InfuSystem Holdings, Inc., 31700 Research Park Drive, Madison Heights, Michigan 48071, Attn: Corporate Secretary. All communications will be compiled by the Corporate Secretary and submitted to the addressee.

Code of Conduct and Business Ethics

The Company also has a Code of Business Conduct and Ethics Policy applicable to the Chief Executive Officer, Chief Financial Officer and principal accounting officer, and other financial professionals. The Code of Business Conduct and Ethics Policy is available on the “Governance” page of our website at www.infusystem.com. Only the Board of Directors can amend or grant waivers from the provisions of the Company’s Code of Ethics, and any such amendments or waivers will be posted promptly at www.infusystem.com. To date, no such amendments have been made or waivers granted.

The Board of Directors’ Role in Risk Oversight

The Board of Directors is actively engaged in overseeing and reviewing the Company’s strategic direction and objectives, taking into account (among other considerations) the Company’s risk profile and exposures. It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to the Company. The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Board annually reviews the Company’s enterprise risk management and receives regular updates on risk exposures via the Audit Committee and senior management.

While the Board as a whole has responsibility for risk oversight, including Chief Executive Officer succession planning, the committees of the Board also oversee the Company’s risk profile and exposures relating to matters within the scope of their authority. The Board regularly receives detailed reports from the committees regarding risk oversight in their areas of responsibility.

Directors’ Compensation

The following table sets forth the compensation for the Company’s non-employee directors who served during the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
David Dreyer (1)	$71,023	$—	$71,023
Gregg Lehman (1)	$109,480	$—	$109,480
Ryan Morris (1)	$50,137	$—	$50,137
Scott Shuda (1)(2)	$3,288	$—	$3,288
Joseph Whitters (1)	$68,521	$—	$68,521
Wayne Yetter (1)(3)	$67,252	$—	$67,252

Total	$369,700	$—	$369,700

(1)	As part of their 2016 compensation package, each Independent Director, with the exception of Dr. Lehman who would receive options to purchase 60,000 shares of the Company’s Common Stock as Chairman, receive options to purchase 25,000 shares of the Company’s Common Stock. However, as of December 31, 2016, the Compensation Committee of the Company’s Board of Directors had not yet granted the options, which were ultimately granted on January 18, 2017. As a result, such options are not reflected in the table for 2016, but will be reflected in the table for 2017 next year. As of December 31, 2016, Messrs. Dreyer, Whitters and Yetter each had 50,000 aggregate outstanding stock options (all of which were exercisable) that expire in equal installments of 25,000 on May 8, 2017 and 25,000 on May 12, 2020. As of December 31, 2016, Mr. Morris had 85,000 aggregate outstanding stock options (all of which were exercisable) 60,000 of which expire on May 8, 2017 and 25,000 of which expire on May 12, 2020. As of December 31, 2016, Dr. Lehman had 110,000 aggregate outstanding stock options (all of which were exercisable) 50,000 of which expire on May 8, 2017 and 60,000 of which expire on May 12, 2020. As of December 31, 2016, Mr. Shuda did not have any outstanding stock options.
(2)	Mr. Shuda was elected to the Board of Directors on September 7, 2016, and he received a pro-rata portion of his director fees for 2016.
(3)	Mr. Yetter’s term expired at the Company’s 2016 Annual Meeting of Stockholders on September 7, 2016, and he received a pro-rata portion of his director fees for 2016.

Current Independent Director Compensation

The following is a description of the cash compensation for the Company’s Directors. Each of the Directors will receive the following annual cash compensation arrangements:

•	$50,000 for each non-executive Independent Director on the Board;

•	$100,000 for the Chairman;

•	$15,000 for the Chair of the Audit Committee and $10,000 for each Audit Committee member;

•	$10,000 for the Chair of the Compensation Committee and $6,667 for each Compensation Committee member; and

•	$5,000 for the Chair of the Nominating and Governance Committee and $3,334 for each Nominating and Governance Committee member.

Board and Committee compensation are paid quarterly, on calendar quarters.

The following is a description of the stock compensation for the Company’s Directors. Each of the Directors will receive the following annual stock compensation arrangements:

•	Options for 25,000 shares of the Company’s Common Stock for each Independent Director; and

•	Options for 60,000 shares of the Company’s Common Stock for the Chairman.

Any such grant of options to Directors would be contingent upon sufficient share capacity under the Company’s 2014 Equity Plan. Further, such options would be granted on the date of the Company’s Annual Meeting of Stockholders, with an exercise price equal to 110% of the trailing average closing price of the Company’s Common Stock for the five trading days prior to and including the date of grant. Such options would vest monthly over a period of one year and immediately upon a change in control, as defined under the Company’s 2014 Equity Plan.

Subsequent to the end of 2016, Mr. Dreyer entered into a consulting agreement with the Company dated April 15, 2017, pursuant to which Mr. Dreyer will provide certain finance and accounting services to the Company. The term of the agreement renews on a monthly basis until terminated by either party. Under the agreement, Mr. Dreyer is entitled to a consulting fee of $10,000 per month (subject to an annual cap to preserve Mr. Dreyer’s status as an independent director) and reimbursement of expenses.

PROPOSAL 2—

ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

Pursuant to Section 14A to the Exchange Act adopted in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers. Such a “say-on-pay” vote gives our stockholders the opportunity to express their views on the Company’s executive compensation policies and programs and the compensation paid to the named executive officers.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by approving the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the Company’s proxy statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and accompanying narrative disclosure.”

The Board of Directors recommends a vote FOR approval of the advisory resolution in this Proposal 2 because it believes that the Company’s executive compensation policies and practices are effective in incentivizing our named executive officers to achieve the Company’s goals of growth and sustained financial and operating performance, aligning executives’ interests with those of the stockholders, and attracting, retaining, motivating and rewarding highly talented executives. Please refer to “Executive Officers” and “Executive Compensation” in this proxy statement, including the tabular and narrative disclosure regarding executive compensation, for details about our executive compensation policies and programs and information about the fiscal year 2016 and current compensation of our named executive officers.

The vote on this Proposal 2 is advisory and therefore not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee will review and consider the voting results in future decisions regarding executive compensation. The Company currently submits the compensation of named executive officers to an advisory vote of stockholders on an annual basis, and the next such vote will occur at the 2018 Annual Stockholders Meeting.

Recommendation:

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3—

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected BDO USA, LLP as the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2017. The Board of Directors is submitting the appointment of BDO USA, LLP to the stockholders for ratification as a matter of good corporate practice.

In the event that the stockholders fail to ratify the appointment of BDO USA, LLP, the Audit Committee will reconsider its selection of audit firms, but may decide not to change its selection. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time if it determines that such a change would be in the best interest of the Company’s stockholders.

Representatives of BDO USA, LLP are expected to be present at the Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Recommendation:

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

EXECUTIVE OFFICERS

Executive Officers

The Company’s executive officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors, and hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation or removal. Set forth below are the names and certain biographical information regarding the Company’s executive officers, other than Dr. Lehman, the Company’s Executive Chairman, whose biographical information is included above under “Proposal 1—Election of Directors.”

Name	Age	Position
Janet Skonieczny	58	Executive Vice President, Chief Operating Officer, Compliance Officer and Privacy Officer; Member of Office of the President
Mike McReynolds	48	Executive Vice President and Chief Information Officer
Chris S. Downs	39	Executive Vice President and Chief Financial Officer (Interim); Member of Office of the President
Trent N. Smith	48	Executive Vice President, Chief Accounting Officer and Corporate Controller
Rich DiIorio	42	Executive Vice President and General Manager of Oncology; Member of Office of the President

Janet Skonieczny

Janet Skonieczny became the Company’s Chief Operating Officer in January 2013 and Executive Vice President in November 2014, and has served as a member of the Office of the President, as described under “Board of Directors and Committees of the Board of Directors” above, since May 18, 2017. Prior to 2013, she served as the Company’s Vice President of Operations, Compliance Officer and Privacy Officer since November 2007 and as Vice President of Operations of InfuSystem, Inc., the Company’s wholly-owned subsidiary, since 1998. Further, she served as the Company’s Corporate Secretary from 1997 to May 2012. During her tenure, she has facilitated the development and implementation of third party billing programs, assisted in the integration of those programs with inventory and tracking systems and led the development and implementation of the Company’s Compliance and Privacy Programs. From 1988 until 1994 she was Office Manager, and from 1990 until 1998 Operations Manager for Venture Medical, a predecessor company to InfuSystem, Inc., which commenced business operations in 1988. At Venture Medical, she played key managerial roles in several business, including Nova Healthcare Industries, a manufacturer and designer of speculum sheath protectors used in gynecologic procedures, Medical Reimbursement Solutions, a third-party billing company that formatted and transmitted billing claims on behalf of infusion centers, physicians and hospitals and Aventric Medical, Inc., a Midwest distributor of high-tech equipment such as pacemakers, cardiac imaging devices and drug delivery systems. Ms. Skonieczny has an Associates in Science (AS) degree from Ferris State University and is certified as a Cardiovascular Technologist (CCVT).

Michael McReynolds

Michael McReynolds has served as the Company’s Chief Information Officer since April 2013 and Executive Vice President since November 2014. Prior to this appointment, Mr. McReynolds served as President of OxiArmor, LLC, a nationwide provider of solutions-based antimicrobial service that offers new technology within Infection Control to healthcare, commercial and residential markets from 2012 to 2013. Prior to that, Mr. McReynolds served as Chief Information Officer of RecoverCare, LLC, a nationwide provider of Bariatric Support Surfaces, Therapeutic Support Surfaces, Wound Care and Safe Patient Handling Equipment, from 2006 to 2011, where he facilitated the development of a web based Wound Tracking Software and integrated multiple large clients with EDI ordering and billing. Mr. McReynolds earned his B.S. in Business Administration from Emporia State University.

Christopher S. Downs

Christopher S. Downs has served as the Company’s Executive Vice President and Interim Chief Financial Officer since August 2016, and has served as a member of the Office of the President, as described under “Board of Directors and Committees of the Board of Directors” above, since May 18, 2017. Prior to his appointment as Executive Vice President and Interim Chief Financial Officer, Mr. Downs served as the Company’s Vice President and Treasurer since October 2013 and as Director of Finance from June 2011. Prior to joining the Company, Mr. Downs served Maren Group LLC as a Vice President in its Mergers and Acquisitions Group from 2007 until 2011 and Alterity Partners LLC as an Associate in its Mergers and Acquisitions Group from 2005 until 2006. Mr. Downs also worked as an Analyst at Citigroup’s Global Corporate and Investment Bank from 2002 until 2004. Mr. Downs holds a B.S. in Economics from the U.S. Military Academy at West Point, an M.B.A. from Columbia Business School and an M.S. in Accounting from the University of Houston-Clear Lake. Mr. Downs holds professional certifications as a Certified Treasury Professional (CTP) and Certified Financial Planning & Analysis Professional (FP&A).

Trent N. Smith

Trent N. Smith has served as the Company’s Executive Vice President and Chief Accounting Officer since August 2016. Prior to August 2016, Mr. Smith served as the Company’s Vice President and Corporate Controller, and he continues to serve as Corporate Controller. Prior to joining the Company, Mr. Smith served Syncreon Holdings from 2010 through 2011 as Director of External Reporting, and prior to that served Champion Enterprises as Director of Accounting and Financial Reporting from 2006 until 2010. Earlier in Mr. Smith’s career, he served as Director of External Financial Reporting for Dura Automotive from 2005 until 2006 and Valeo, Inc. as Director of Internal Controls/Finance from 1999 until 2005. Prior to 1999, Mr. Smith worked as an auditor with Deloitte & Touche, LLP for three years and spent four years in the United States Navy. Mr. Smith holds a Bachelor’s of Science in Accounting from the University of Illinois and holds a license as a Certified Public Accountant (CPA).

Richard DiIorio

Richard DiIorio has served as the Company’s Executive Vice President of Oncology Sales since December 2016, and has served as a member of the Office of the President, as described under “Board of Directors and Committees of the Board of Directors” above, since May 18, 2017. Previously, Mr. DiIorio held the positions of Regional Vice President and Territory Manager at InfuSystem where he received numerous awards and honors. Prior to joining the Company, Mr. DiIorio held various sales and sales leadership roles at Stryker, Novartis, and Thermo Scientific. With over 17 years of successful medical sales experience, Mr. DiIorio brings extensive expertise in product launch and market knowledge focused on driving growth within the oncology market. He earned a Bachelor of Science degree in Biology from Boston College.

EXECUTIVE COMPENSATION

Smaller Reporting Company Status

The Company is a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K. As a “smaller reporting company,” the Company is permitted to provide the scaled disclosure required by Items 402(m)-(r) of Regulation S-K in lieu of the more extensive disclosure required of other reporting companies.

Summary Compensation Table

The following table sets forth the compensation of the named executive officers of the Company for the fiscal years ended December 31, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Eric Steen	2016	$350,000	$—	$—	$64,200	$16,691	$430,891
Former President and Chief Executive Officer (3)	2015	$326,366	$222,031	$43,332	$—	$22,518	$614,246

Janet Skonieczny	2016	$268,613	$52,666	$—	$51,360	$34,538	$407,177
EVP and Chief Operating Officer, Compliance Officer, Privacy Officer	2015	$260,981	$116,475	$17,332	$21,144	$33,997	$449,928

Sean Schembri	2016	$246,033	$37,074	$—	$51,360	$13,514	$347,980
Former EVP and Corporate Secretary, General Counsel (4)

(1)	In accordance with the SEC’s proxy disclosure rules, included in the “Stock Awards” and “Option Awards” columns are the aggregate grant date fair values of stock awards and option awards made during the respective fiscal years computed in accordance with FASB ASC Topic 718. The measurement objective of FASB ASC Topic 718 is to estimate the fair value at the grant date of the equity instruments that the entity is obligated to issue when employees have rendered the requisite service and satisfied any other conditions necessary to earn the right to benefit from the instruments (for example, to exercise share options). That estimate is based on the share price and other pertinent factors, such as in the case of stock options the expected volatility at the grant date. The grant date fair value of an award reflects the accounting expense and may not represent the actual value that will be realized. For a discussion of the assumptions used in computing this valuation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 11 of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
(2)	The Company matches all of an employee’s 401(k) contribution up to a maximum of 5% of a participant’s eligible salary, or certain statutory limits. All Other Compensation for 2016 consists of the following: (i) for Mr. Steen, $1,980 for life insurance benefits, $461 for vacation pay-out, $13,250 for 401(k) match and $1,000 for employer paid health savings account; (ii) for Ms. Skonieczny, $9,600 for an automobile allowance, $10,053 for vacation pay-out, $1,135 in life insurance benefits, $13,250 for 401(k) match and $500 for employer paid health savings account; (iii) for Mr. Schembri, $236 for life insurance benefits, $13,250 for 401(k) match and $28 for vacation payout. All Other Compensation for 2015 consists of the following: (i) for Mr. Steen, $1,290 for life insurance benefits, $12,115 for vacation pay-out. $8,113 for 401(k) match and $1,000 for employer paid health savings account; and (ii) for Ms. Skonieczny, $9,600 for an automobile allowance, $10,053 for vacation pay-out, $1,094 in life insurance benefits and $13,250 for 401(k) match.

(3)	The employment of Mr. Steen terminated after the 2016 fiscal year, effective as of May 18, 2017. The “Option Awards” column reflects certain grants of stock options to Mr. Steen, which were subsequently forfeited in connection with his departure. In accordance with Mr. Steen’s stock option agreements, any stock option exercisable must be exercised within a period of three months from the date he ceased to be an employee or director of the Company and its subsidiaries.
(4)	The employment of Mr. Schembri terminated after the 2016 fiscal year due to his resignation, effective as of January 31, 2017. The “Option Awards” column reflects certain grants of stock options to Mr. Schembri, which were subsequently forfeited in connection with his departure.

Outstanding Equity Awards at Fiscal Year End

The following table shows all unexercised options, stock that has not vested and stock incentive plan awards for each of the named executive officers as of December 31, 2016:

	Option Awards:				Stock Awards:
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Eric K. Steen (2)	8,333	66,667	$2.76	08/18/26	12,500	$31,873.73
	55,000	5,000	$3.00	03/06/19	—	$—
	281,250	18,750	$1.75	04/01/23	—	$—
	375,000	25,000	$2.75	04/01/23	—	$—

Janet Skonieczny (3)	6,667	53,333	$2.76	08/18/26	5,000	$12,748.73
	110,000	—	$1.51	01/02/18	—	$—

Sean Schembri (4)	6,667	53,333	$2.76	08/18/26	—	$—
	17,500	22,500	$2.60	03/11/25	—	$—
	80,556	19,444	$2.69	07/14/24	—	$—

(1)	Represents unvested restricted stock units, each representing a contingent right to receive one share of the Company’s Common Stock, multiplied by $2.55, the closing price of the Company’s Common Stock on December 30, 2016 (the last trading day in fiscal 2016), as quoted by the NYSE MKT.
(2)	At December 31, 2016, Mr. Steen owned 12,500 restricted stock units, which vest in three equal remaining annual installments on March 11th of each year. Settlement of the underlying shares of Common Stock will occur on each vesting date. At December 31, 2016, Mr. Steen owned: (i) unvested options to purchase 66,667 shares of Common Stock, which vest in 32 equal remaining monthly installments on the 18th day of each month; (ii) unvested options to purchase 5,000 shares of Common Stock, which vest in three equal remaining monthly installments on the sixth day of each month; (iii) unvested options to purchase 18,750 shares of Common Stock, which vest in three equal remaining monthly installments on the first day of each month; and (iv) unvested options to purchase 25,000 shares of Common Stock, which vest in three equal remaining monthly installments on the first day of each month. Mr. Steen subsequently forfeited these awards in connection with his departure from the Company on May 18, 2017, to the extent such awards were not vested as of May 18, 2017. In accordance with Mr. Steen’s stock option agreements, any stock option exercisable must be exercised within a period of three months from the date he ceased to be an employee or director of the Company and its subsidiaries.
(3)	At December 31, 2016, Ms. Skonieczny owned 5,000 restricted stock units, which vest in three equal remaining annual installments on March 11th of each year. Settlement of the underlying shares of Common Stock will occur on each vesting date. At December 31, 2016, Ms. Skonieczny owned unvested options to purchase 53,333 shares of Common Stock, which vest in 32 equal remaining monthly installments on the 18th day of each month.

(4)	At December 31, 2016, Mr. Schembri owned: (i) unvested options to purchase 53,333 shares of Common Stock, which vest in 32 equal remaining monthly installments on the 18th day of each month; (ii) unvested options to purchase 22,500 shares of Common Stock, which vest in 27 equal remaining monthly installments on the 11th day of each month; and (iii) unvested options to purchase 19,444 shares of Common Stock, which vest in eight equal remaining monthly installments on the 14th day of each month. Mr. Schembri subsequently forfeited these awards in connection with his departure from the Company on January 31, 2017, to the extent such awards were not vested as of January 31, 2017.

Agreements with Mr. Steen

Pursuant to an Employment Agreement (the “Steen Employment Agreement”) effective as of April 1, 2013, Mr. Steen was named Chief Executive Officer and is entitled to receive: (i) a base salary of $300,000 for the agreement’s initial term of 12 months (the “Initial Term”); and (ii) an annual performance bonus of up to 75% of his base salary, or $225,000 in the Initial Term, based upon satisfaction of performance objectives to be developed by the Compensation Committee. Mr. Steen is also eligible for additional discretionary bonuses based on the achievement of certain specified goals established by the Compensation Committee. After the Initial Term, the Steen Employment Agreement renews automatically for additional 12-month terms, unless earlier terminated. Pursuant to the Steen Employment Agreement, Mr. Steen is also eligible for additional option grants as determined by the Compensation Committee. Mr. Steen is subject to a two-year non-solicitation provision for soliciting customers or employees or diverting business from the Company and a two-year non-competition provision for employment with or participation in a competitive business in the United States, Canada, Mexico or other country in which the Company has conducted business, the latter of which may be extended by one year if the Company pays his annual base salary as of the date of his termination of service. The Steen Employment Agreement contains customary confidentiality, non-disparagement, protection of Company proprietary information, protection of Company intellectual property, and indemnification provisions applicable to the duration of Mr. Steen’s employment and thereafter.

Under the Steen Employment Agreement, Mr. Steen’s employment will terminate immediately upon his death or permanent disability. Mr. Steen would be entitled to: (i) the unpaid base salary earned for services rendered through the date of his death or permanent disability; (ii) any accrued but unpaid incentive compensation earned in the previous year (“Bonus Amount”) as of the date of his death or permanent disability; (iii) the accrued but unpaid paid time off (“PTO”) earned through the date of his death or permanent disability; and (iv) the limited death, disability, and/or income continuation benefits. The Company must provide Mr. Steen with six months’ advance notice of an involuntary termination of Mr. Steen’s employment other than for cause. In the event Mr. Steen is involuntarily terminated by the Company without “cause” (as defined in the Steen Employment Agreement), Mr. Steen will be entitled to receive: (i) the unpaid base salary earned for services rendered through the date of such termination; (ii) any accrued and unpaid Bonus Amount; (iii) the accrued but unpaid PTO; (iv) unreimbursed amounts to which he is entitled to reimbursement under the Steen Employment Agreement; and (v) a severance payment, in an aggregate amount equal to six months of Mr. Steen’s then-current base salary.

Mr. Steen further received, pursuant to the terms of an Inducement Stock Option Agreement by and between the Company and Mr. Steen, dated as of April 1, 2013 (the “Inducement Stock Option Agreement”), 700,000 inducement stock options outside the Company’s 2007 Stock Incentive Plan (the “2007 Equity Plan”), of which 300,000 options have an exercise price of $1.75 and 400,000 options have an exercise price of $2.75 (all options granted to Mr. Steen pursuant to the Inducement Stock Option Agreement, the “Inducement Options”). The Inducement Options were granted on April 1, 2013 and will vest over a four-year period, with 25% vesting on the first anniversary of the grant date and the remaining Inducement Options vesting pro rata monthly in the 36 months thereafter. The Inducement Options will expire on the tenth anniversary of their grant date. Additionally, in the event of Mr. Steen’s involuntary termination by the Company without “cause,” the vesting of the Inducement Options that would have otherwise vested in the 12 months following the date of termination will accelerate and become exercisable for a period of three months. If Mr. Steen dies while the Inducement Options are outstanding, then the personal representative or beneficiary under his will or in accordance with the laws of inheritance will have the right to exercise vested Inducement Options until the expiration date of the Inducement Options or for 12 months, whichever is earlier. If Mr. Steen becomes permanently disabled, he will have until the expiration date of the Inducement Options or a period of 12 months to exercise vested Inducement Options, whichever is earlier. If Mr. Steen terminates his employment with the Company voluntarily, unvested Inducement Options will immediately terminate and cease to be exercisable and Mr. Steen will have until the expiration date of the Inducement Options or a period of three months to exercise vested Inducement Options, whichever is earlier. If Mr. Steen is terminated for “cause,” he will be entitled to receive any: (i) unpaid base salary earned for services rendered through the date of his termination; (ii) accrued but unpaid Bonus Amount as of the date of his termination; (iii) accrued but unpaid PTO earned through the date of his termination; and (iv) unreimbursed relocation expenses. If Mr. Steen is terminated for “cause,” the Inducement Options will terminate immediately, whether or not then exercisable. The vesting of the Inducement Options may also be accelerated by the Compensation Committee, in its sole discretion.

On March 6, 2014, the Compensation Committee granted Mr. Steen options to purchase 60,000 shares of the Company’s Common Stock at an exercise price of $3.00 per share. The options vest in equal monthly installments over a three-year period, expire after five years and are otherwise exercisable in accordance with the Company’s 2007 Equity Plan. On March 6, 2014, the Compensation Committee of the Board of Directors also approved and authorized the Company to reimburse Mr. Steen up to an additional $75,000 for relocation expenses, representing a total reimbursement right of up to $95,000.

On March 11, 2015, the Compensation Committee granted Mr. Steen 16,666 restricted stock units which vest in four equal annual installments beginning March 11, 2016. The grant was made under the Company’s 2014 Amended and Restated Stock Incentive Plan (the “2014 Equity Plan”). Each unit represents a contingent right to receive one share of the Company’s Common Stock and settlement of the underlying shares of Common Stock will occur on each vesting date.

On January 18, 2016, the Company and Mr. Steen entered into an Amendment to the Steen Employment Agreement (the “Steen Amendment”), which was recommended by the Compensation Committee of the Board and ratified and approved by the Board to ensure that the Steen Employment Agreement, as amended by the Steen Amendment, contains appropriate market-based terms not previously set forth in the Steen Employment Agreement.

The Steen Amendment amends the Steen Employment Agreement to provide for a three-month advance notice period and 12-month severance period in the event of an “involuntary termination” (as defined in the Steen Employment Agreement) by the Company or a “good reason termination” (as defined in the Steen Amendment) by Mr. Steen. The Steen Amendment also provides Mr. Steen with a three-month advance notice period and an 18-month severance period in the event of a “change of control termination” (as defined in the Steen Amendment). In the event of an “involuntary termination,” “good reason termination” or “change of control termination,” Mr. Steen’s termination would be effective following expiration of the applicable advance notice period, and Mr. Steen would then be eligible to receive: (i) any earned, but unpaid base salary; (ii) any accrued, but unpaid Bonus Amount; (iii) any accrued, but unpaid PTO; (iv) unreimbursed business expenses; (v) a severance payment, in an aggregate amount equal to the base salary that would otherwise be payable to Mr. Steen during the applicable severance period; (vi) any target Bonus Amount to which Mr. Steen would otherwise be entitled if employed during the applicable severance period; and (vii) continuation of COBRA health benefits during the applicable severance period. The Company’s obligation to pay the foregoing amounts would be contingent upon Mr. Steen’s execution and delivery to the Company of an unconditional general release, in form satisfactory to the Company, of certain claims against the Company and its affiliates, and the Company’s obligation to pay the foregoing amounts set forth in clauses (v), (vi) and (vii) would be contingent upon Mr. Steen’s continued performance of his post-termination obligations under the Steen Employment Agreement, including obligations relating to non-disclosure, non-competition, non-disparagement, Company intellectual property and transition assistance.

Additionally, the Steen Amendment provides a “double-trigger” mechanism in the event of a “change of control termination,” pursuant to which Mr. Steen’s unvested equity awards will immediately vest. The Steen Amendment further provides that Mr. Steen shall abide by the terms of any “clawback” policy adopted by the Board.

Except as summarized above, the Steen Employment Agreement remained materially unchanged following the Steen Amendment.

On August 18, 2016, the Compensation Committee granted Mr. Steen options to purchase 75,000 shares of the Company’s Common Stock at an exercise price of $2.76 per share. The options vest in equal monthly installments over a three-year period, expire after ten years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan.

The employment of Mr. Steen terminated upon mutual agreement with the Company after the 2016 fiscal year, which was effective as of May 18, 2017. Mr. Steen subsequently forfeited his unvested equity awards in connection with his departure from the Company. In accordance with Mr. Steen’s stock option agreements, any stock option exercisable must be exercised within a period of three months from the date he ceased to be an employee or director of the Company and its subsidiaries.

Agreements with Ms. Skonieczny

Pursuant to an amended and restated Employment Agreement with Ms. Skonieczny dated January 2, 2013, Ms. Skonieczny was named Chief Operating Officer and is entitled to receive: (i) an annual salary of $250,000, an annual cash bonus award of up to $125,000, with the opportunity to increase the annual bonus up to $250,000 at the Company’s discretion; (ii) options for 110,000 shares of the Company’s Common Stock pursuant to the 2007 Equity Plan, of which one-third of such options shall vest on each of the next three anniversaries of the grant date, provided she remains employed on such dates and such options will immediately vest in the event she is terminated within six months of a change in control; and (iii) customary employee benefits available to all full-time employees of the Company. Upon termination of Ms. Skonieczny’s employment by the Company without cause, Ms. Skonieczny shall be entitled to all accrued and unpaid salary, any bonus earned in the previous year, pro-rata vesting of outstanding options and restricted stock, a pro-rata bonus for the then current year, assuming full achievement of performance targets, and one year of base salary paid over one year. In the event Ms. Skonieczny’s employment is terminated other than by the Company without cause (as defined in her Employment Agreement), Ms. Skonieczny will be entitled to receive all accrued and unpaid salary, benefits and other compensation, including any bonus earned in the previous year. She will also be subject to a two-year non-competition provision and customary confidentiality, non-disparagement, protection of Company proprietary information, protection of Company intellectual property, and indemnification obligations for the duration of her employment and thereafter.

On March 11, 2015, the Compensation Committee granted Ms. Skonieczny 6,666 restricted stock units which vest in four equal annual installments beginning March 11, 2016. The grant was made under the 2014 Equity Plan. Each unit represents a contingent right to receive one share of the Company’s Common Stock and settlement of the underlying shares of Common Stock will occur on each vesting date.

On August 18, 2016, the Compensation Committee granted Ms. Skonieczny options to purchase 60,000 shares of the Company’s Common Stock at an exercise price of $2.76 per share. The options vest in equal monthly installments over a three-year period, expire after ten years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan.

Agreements with Mr. Schembri

Pursuant to an Employment Agreement (the “Schembri Employment Agreement”) effective July 11, 2014, Mr. Schembri is entitled to receive the following for his services as General Counsel: (i) an annual base salary of

$215,000 initially, subject to increase in the discretion of the Company; (ii) employment benefits generally available to other Company employees; and (iii) reimbursement for business-related expenses.

Under the Schembri Employment Agreement, Mr. Schembri is entitled to participate in an Incentive Compensation Plan (the “Incentive Plan”), pursuant to which he will have the opportunity to earn an annual cash bonus equal to 35% of his then-current base salary with a target based on the Company’s satisfaction of EBITDA and revenue performance goals determined by the Compensation Committee and Mr. Schembri’s achievement of individual performance objectives relating to his position and established by the Company’s Chief Executive Officer. Assuming his achievement of threshold individual objectives, Mr. Schembri’s actual cash bonus under the Incentive Plan will depend on the Company’s achievement in relation to the established corporate targets, ranging from 17.5% of his then-current base salary at 80% achievement of the corporate targets, to 52.5% of his then-current base salary at 120% achievement of the corporate targets. Mr. Schembri is also entitled to earn equity grants as provided from time to time to the Company’s executive management team.

The Incentive Plan applies for calendar year periods. Payouts under the Incentive Plan are pro-rated for the period of service within the Incentive Plan year. While Mr. Schembri is a participant in the Incentive Plan, he will not be eligible to participate in other bonus, incentive or commission plans offered by the Company. Mr. Schembri must be employed with the Company in good standing as of the end of the plan year in order to receive an annual incentive payment. The Board may amend the terms of the Incentive Plan in its sole discretion, including terminating the Incentive Plan without prior notice.

Under the Schembri Employment Agreement, Mr. Schembri is subject to a two-year non-solicitation provision for soliciting customers or diverting business from the Company and a two-year non-competition provision for employment with or participation in a competitive business in the United States, Canada, Mexico or other country in which the Company has conducted business. Each of the foregoing two-year periods may be extended by one year if the Company pays his annual base salary as of the date of his termination of service. Mr. Schembri is also subject to a three-year non-solicitation provision for soliciting employees of the Company. The Schembri Employment Agreement contains customary confidentiality, non-disparagement, protection of Company proprietary information, protection of Company intellectual property, and indemnification obligations applicable to the duration of Mr. Schembri’s employment and thereafter.

In the event of a termination of Mr. Schembri’s employment by Mr. Schembri for any reason, by the Company for “cause” (as defined in the Schembri Employment Agreement), or by the Company upon Mr. Schembri’s death or “disability” (as defined in the Schembri Employment Agreement), Mr. Schembri will receive all accrued and unpaid compensation through his date of termination and any Incentive Plan award earned, but not yet paid in respect of the immediately preceding calendar year. In the event Mr. Schembri’s employment is terminated by the Company for any other reason (including an involuntary termination without “cause”), upon execution of a general release and following a six-month notice period, Mr. Schembri will be entitled to: (i) his annual base salary payable in regular installments in accordance with the Company’s standard payroll practices for the six month period from the date of notice through his date of termination; (ii) any Incentive Plan award earned, but not yet paid as of the termination date in respect of the immediately preceding calendar year; (iii) pro-rata vesting measured as of the termination date of any equity awards; (iv) any PTO and unreimbursed expenses; (v) accelerated vesting of any equity awards that will vest or become exercisable within six months following the termination date; and (vi) the ability to exercise any vested and exercisable equity awards for a period of three months following the termination date.

On July 14, 2014, the Compensation Committee granted Mr. Schembri options to purchase 100,000 shares of the Company’s Common Stock at an exercise price of $2.69 per share. The options vest in equal monthly installments over a three-year period, expire after ten years and are otherwise exercisable in accordance with the 2014 Equity Plan.

On March 11, 2015, the Compensation Committee granted Mr. Schembri options to purchase 40,000 shares of the Company’s Common Stock at an exercise price of $2.60 per share. The options vest in equal monthly installments over a three-year period, expire after ten years and are otherwise exercisable in accordance with the 2014 Equity Plan.

On March 8, 2016, the Company and Mr. Schembri entered into an Amendment to the Schembri Employment Agreement (the “Schembri Amendment”), which was recommended by the Compensation Committee of the Board and ratified and approved by the Board to ensure that the Schembri Employment Agreement, as amended by the Schembri Amendment, contains appropriate market-based terms not previously set forth in the Schembri Employment Agreement.

The Schembri Amendment amends the Schembri Employment Agreement to provide for a three-month advance notice period and nine-month severance period in the event of an involuntary termination without “cause” (as defined in the Schembri Employment Agreement) by the Company, a “good reason termination” (as defined in the Schembri Amendment) by Mr. Schembri or a “change of control termination” (as defined in the Schembri Amendment). In the event of an involuntary termination without “cause,” “good reason termination” or “change of control termination,” Mr. Schembri’s termination would be effective following expiration of the advance notice period, and Mr. Schembri would then be eligible to receive: (i) any earned, but unpaid base salary, PTO, benefits and other compensation (except for any Incentive Plan payments, which are separately addressed below); (ii) a severance payment, in an aggregate amount equal to the base salary that would otherwise be payable to Mr. Schembri during the severance period; (iii) any Incentive Plan bonuses or awards earned, but unpaid, for the immediately preceding year; (iv) a prorated amount of his target bonus (assuming 100% of target) under the Incentive Plan through and including the termination date; (v) unreimbursed expenses; and (vi) continuation of COBRA health benefits during the severance period. The Company’s obligation to pay the foregoing amounts set forth in clauses (ii), (iv) and (vi) would be contingent upon Mr. Schembri’s execution and delivery to the Company of an unconditional general release, in form satisfactory to the Company, of certain claims against the Company and its affiliates.

Additionally, the Schembri Amendment provides a “double-trigger” mechanism in the event of a “change of control termination,” pursuant to which Mr. Schembri’s unvested equity awards will immediately vest, and, in the case of an involuntary termination without “cause” by the Company or a “good reason termination” by Mr. Schembri, the portion of Mr. Schembri’s unvested equity awards scheduled to vest within six months of the termination date will immediately vest, in each of the foregoing cases, subject to Mr. Schembri’s execution and delivery of the general release described above. The Schembri Amendment further provides that Mr. Schembri shall abide by the terms of any “clawback” policy adopted by the Board.

Except as summarized above, the Schembri Employment Agreement remained materially unchanged following the Schembri Amendment.

On August 18, 2016, the Compensation Committee granted Mr. Schembri options to purchase 60,000 shares of the Company’s Common Stock at an exercise price of $2.76 per share. The options vest in equal monthly installments over a three-year period, expire after ten years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan.

The employment of Mr. Schembri terminated after the 2016 fiscal year due to his resignation, which was effective as of January 31, 2017. Mr. Schembri subsequently forfeited his unvested equity awards in connection with his departure from the Company.

Restricted Stock Unit Award Agreements

Mr. Steen, Ms. Skonieczny and Mr. Schembri hold restricted stock units, the terms of which are governed by restricted stock unit award agreements, unless otherwise modified by their respective employment agreements as described above. Under the terms of these agreements, in the event the grantee’s employment with the

Company terminates prior the vesting of any restricted stock units, such non-vested restricted stock units will be forfeited by the grantee and no benefits will be payable with respect to such forfeited units. Notwithstanding the foregoing, in the event of a “change in control” (as defined in the agreements), the Compensation Committee will provide that any unvested restricted stock units will be assumed, or equivalent restricted stock units will be substituted (“Substitute Award”) by the acquiring or succeeding corporation (or an affiliate thereof), provided that the shares of stock issuable upon the payment of such Substitute Award constitute securities registered in accordance with the Securities Act of 1933, as amended, or such securities are exempt from such registration. In the alternative, if the securities issuable upon the payment of such Substitute Award will not meet the requirements in the preceding sentence, then the grantee will receive upon consummation of the “change in control” transaction a cash payment for the unvested restricted stock units surrendered equal to the fair market value of the consideration to be received for each share of Common Stock in the “change in control” transaction times the number of shares of Common Stock underlying the unvested restricted stock units. As discussed above, Mr. Steen’s employment terminated effective May 18, 2017, and he subsequently forfeited his unvested restricted stock units in connection with his departure from the Company.

Equity Compensation Plan Information

The following table provides information as of December 31, 2016 with respect to compensation plans, including individual compensation arrangements, under which our equity securities are authorized for issuance (in thousands):

	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted Average Exercise Price of options and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3) (c)
Plan Category:
Equity compensation plans approved by security holders: (1)
2007 Plan *	514,418	$2.28	—
2014 Plan	1,281,247	2.80	718,753
Equity compensation plans not approved by security holders (2)	800,000	2.25	—

Total	2,595,665	$2.52	718,753

*	As of December 31, 2015, this plan is no longer in effect other than for stock options and rights that were previously granted and remain outstanding. Options representing approximately 488,332 and rights representing approximately 26,086 remain outstanding under this plan.
(1)	This amount includes 57,334 shares of common stock issuable upon the vesting of certain time restricted stock awards and 1,738,331 shares of common stock issuable upon the exercise of vested stock option awards.
(2)

We issued inducement stock options to purchase 700,000 shares of our Common Stock to our Chief Executive Officer (“CEO”), pursuant to the terms of an Inducement Stock Option Agreement effective April 1, 2013 pursuant to which (i) 300,000 options have an exercise price of $1.75 and 400,000 options have an exercise price of $2.75, (ii) all of the options vest over a four-year period, with 25% vesting on the first anniversary of the grant date and the remaining options vesting pro rata monthly in the 36 months thereafter, and (iii) the options will expire on the tenth anniversary of their grant date. Under the terms of our CEO’s Employment Agreement, effective as of April 1, 2013, as amended January 18, 2016, in the event that our CEO is involuntarily terminated by us without cause or our CEO resigns for good reason, in each case, within two months prior to, or 12 months following, a change in control of the Company, his options will immediately vest and become exercisable. These options vested prior to the termination of our CEO’s employment, which was effective May 18, 2017. Further, we issued inducement stock options to purchase 100,000 shares of the Company’s Common Stock to our Chief Information Officer (“CIO”) pursuant to the terms of an Employment Agreement effective April 29, 2013 pursuant to which (i) the options have an exercise price of $1.75 per share, (ii) vest one-third on each of the next three anniversaries of the grant date, provided that our CIO is employed by us on each of these dates, (iii) the options will expire on the seventh anniversary of their grant date, and (iv) in the event that our CIO is involuntarily terminated (x) by us without cause within six months of a change in control of the Company, his options will immediately accelerate and become exercisable, and (y) otherwise by us without cause, his options will vest pro rata based on the length of his service in the year of the termination of his employment.
(3)	Includes 2,000,000 shares authorized as part of our 2014 Annual Stockholders Meeting held in May 2014 less 1,281,247 million shares that were made available to certain employees, directors and others.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of March 31, 2017, in each case including shares of Common Stock which may be acquired by such persons within 60 days, by:

•	each person known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock based solely upon the amounts and percentages contained in the public filings of such persons;

•	each of the Company’s named executive officers, directors and nominees; and

•	all of the Company’s current executive officers and directors as a group.

Name of Beneficial Owners	Number of Shares	Percent**
Scott Shuda/ Meridian OHC Partners, LP (1)	2,660,305	11.7%
AWM Investment Company, Inc. (2)	2,054,507	9.0%
Steven Tannenbaum/Greenwood Investments, Inc. (3)	1,802,681	7.9%
Christopher Sansone/Sansone Advisors, LLC (4)	1,483,548	6.5%
Eric Steen (5)	979,760	4.3%
Ryan Morris (6)	882,075	3.9%
Jan Skonieczny (7)	274,807	1.2%
Joseph Whitters (8)	201,336	*
David Dreyer (9)	188,767	*
Gregg Lehman (10)	150,000	*
Sean Schembri (11)	0	*
Darrell Montgomery	0	*
All directors and officers as a group (10 individuals) (12)	4,767,911	20.96%

*	Less than 1%
**	Based on 22,688,164 shares of Common Stock outstanding as of March 31, 2017. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2017 of 62,986 and shares issued as part of the Company’s Employee Stock Purchase Plan (“ESPP”) of 43,925, are deemed outstanding in addition to the 22,688,164 shares of Common Stock outstanding as of March 31, 2017 for purposes of computing the percentage ownership of the person holding the options or the person whose shares will vest, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(1)	Based solely on a review of Form 4 filed on December 16, 2016 by Meridian OHC Partners, LP. (“Meridian”), Meridian TSV II, LP (“Meridian TSV”), TSV Investment Partners, LLC (“TSV”), BlueLine Capital Partners II, LP (“Blue Line Capital”) and Blue Line Partners, LLC (“Blue Line”). The aggregate number of shares beneficially held by these entities is 2,651,972. Mr. Shuda serves as the Managing Director of TSV, which is the sole general partner of Meridian. Accordingly, Mr. Shuda holds voting and dispositive power over 2,651,972 shares of Common Stock held by Meridian and 8,333 shares of Common Stock that may be acquired by Mr. Shuda upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 31, 2017. The business address of Meridian is 425 Weed Street, New Canaan, CT 06840.
(2)	Based solely on a review of Schedule 13G/A filed on February 10, 2017 by AWM Investment Company, Inc. (“AWM”), which is the investment advisor to Special Situations Cayman Fund, L.P. (“Cayman”), Special Situations Fund III QP, L.P. (“SSFQP”), and Special Situations Life Sciences Fund, L.P (“SSLS”). AWM holds sole voting and investment power over 70,133 shares of Common Stock held by Cayman, 209,804 shares of Common Stock held by SSFQP, and 1,774,570 shares of Common Stock held by SSLS. The business address of AWM is 527 Madison Avenue, Suite 2600, New York, New York 10022.
(3)	Based solely on a review of Schedule 13G/A filed on February 14, 2017 by Steven Tannenbaum, Greenwood Capital Limited Partnership (“Greenwood Capital”), Greenwood Investments, Inc.,

(“Greenwood Investments”), and ST Partners LLC (“ST”). Greenwood Capital and Greenwood Investments, as the sole general partner of Greenwood Capital, beneficially own, in the aggregate, 1,706,201 shares of Common Stock and ST beneficially owns 96,480 shares of Common Stock. Each of Greenwood Capital, Greenwood Investments and ST has sole voting and dispositive power of the shares of Common Stock beneficially owned by it. Mr. Tannenbaum, as the president of Greenwood Investments and the manager and sole member of ST, has the power to vote and dispose of the 1,802,681 shares of Common Stock. The business address of Mr. Tannenbaum, Greenwood Investments, Greenwood Capital and ST is 222 Berkeley Street, 12th Floor, Boston, Massachusetts 02116.
(4)	Based solely on a review of Schedule 13G/A filed on February 13, 2017 by Sansone Advisors, LLC, Sansone Capital Management, LLC and Christopher Sansone, which each have shared voting and dispositive power over 1,483,548 shares of Common Stock, and Sansone Partners, LP, which has shared voting and dispositive power over 1,227,931 shares of Common Stock. The address for each party is 151 Bodman Place, Suite 100, Red Bank, New Jersey 07701.
(5)	Represents 182,059 shares of Common Stock held directly and 780,417 shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 31, 2017 and 17,284 restricted stock units vested but not issued. The employment of Mr. Steen terminated upon mutual agreement with the Company after the 2016 fiscal year, which was effective as of May 18, 2017. In accordance with Mr. Steen’s stock option agreements, any stock option exercisable must be exercised within a period of three months from the date he ceased to be an employee or director of the Company and its subsidiaries.
(6)	Represents 788,742 shares of Common Stock, of which 90,094 shares are held directly by Mr. Morris and the remainder are held indirectly by Meson Capital Partners LP (“Meson LP”), and 93,333 shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 31, 2017. As an entity managed by Mr. Morris, Meson Capital Partners LLC (“Meson LLC”) may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares held by Mr. Morris. Meson LLC disclaims beneficial ownership of such shares. As the general partner of Meson LP, Meson LLC may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Meson LP shares. Meson LLC does not own any shares of Common Stock directly and disclaims beneficial ownership of the Meson LP shares. As managing member of Meson LLC, Mr. Morris may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) any shares of Common Stock beneficially owned by Meson LLC. Mr. Morris disclaims beneficial ownership of any shares of Common Stock beneficially owned by Meson LLC.
(7)	Represents 139,560 shares of Common Stock held directly and 126,389 shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 31, 2017 and 8,858 restricted stock units vested but not issued.
(8)	Represents 143,003 shares of Common Stock held directly and 58,333 shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 31, 2017.
(9)	Represents 130,434 shares of Common Stock held directly and 58,333 shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 31, 2017.
(10)	Represents 20,000 shares of Common Stock held directly and 130,000 shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 31, 2017.
(11)	The employment of Mr. Schembri terminated after the 2016 fiscal year due to his resignation, effective as of January 31, 2017.
(12)	Represents 593,436 shares of Common Stock held directly, 3,350,620 shares held indirectly and 809,618 shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 31, 2017; 3,333 restricted stock units vested but not issued and 10,904 shares of common stock purchased but not yet issued as part of the Company’s ESPP. Business address for each of the directors, nominees and executive officers is c/o InfuSystem Holdings, Inc., 31700 Research Park Drive, Madison Heights, Michigan 48071.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company’s Board of Directors and Audit Committee are responsible for reviewing and approving all transactions involving the Company and “related parties” (generally, directors, executive officers and stockholders owning five percent or greater of the Company’s outstanding stock and their immediate family members). The Board of Directors and Audit Committee approve all related party transactions in advance. The Board of Directors and Audit Committee consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. No member of the Board of Directors or the Audit Committee will participate in any review, consideration or approval of any related party transaction with respect to which such member or any of his or her immediate family members is the related person. The Board of Directors and Audit Committee will approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as determined in good faith. The Board of Directors and Audit Committee will review all related party transactions annually to determine whether it continues to be in the Company’s best interests.

Related Party Transactions

The Company does not have any related party transactions required to be reported under Item 404(d) of Regulation S-K.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report on its activities during the fiscal year ended December 31, 2016. The report is not deemed to be “soliciting material” or “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates it by reference into any such filing.

The Audit Committee oversees the financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial reporting process, principles and internal controls as well as preparation of the Company’s financial statements.

In fulfilling its responsibilities, the Audit Committee appointed independent registered public accounting firm BDO USA, LLP (the “Auditor”) for the fiscal year ended December 31, 2016. The Audit Committee reviewed and discussed with the Auditor the overall scope and specific plans for their audit. The Audit Committee also reviewed and discussed the Company’s audited financial statements and the adequacy of the Company’s internal controls with the Auditor and with management. The Audit Committee met with the Auditor, without management present, to discuss the results of the Auditor’s audits and the overall quality of the Company’s financial reporting.

The Audit Committee monitored the independence and performance of the Auditor, as well as discussed with the Auditor the matters required to be discussed by the Public Company Accounting Oversight Board, or PCAOB, Auditing Standards No. 16 (codified as Auditing Standard No. 1301), as amended or supplemented. The Auditor has provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the Auditor’s communications with the Audit Committee regarding independence and the Audit Committee has discussed Auditors’ independence with the Auditor and management. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

The Audit Committee has the sole authority to appoint the independent registered public accounting firm. As discussed in Proposal 3, the Audit Committee has determined that it is in the best interests of the Company and its stockholders to recommend that the Board of Directors ask the stockholders, at the Annual Meeting, to ratify the appointment of BDO USA, LLP, as its independent registered public accounting firm for the fiscal year ended December 31, 2017.

The Audit Committee(1)

Joseph Whitters, Chairman

David Dreyer

(1)	Mr. Shuda was appointed to the Audit Committee on May 18, 2017, and he did not sign the Audit Committee Report because he was not a member of the Audit Committee during the fiscal year ended December 31, 2016 and did not participate in the review, discussions or recommendation of the Audit Committee described in the Report. Mr. Dreyer stepped down from the Audit Committee on May 18, 2017, in conjunction with him serving under the Office of the President and entering into his consulting agreement with the Company. Mr. Dreyer served as a member of the Audit Committee at the time the actions specified in the Report were taken.

INDEPENDENT AUDITORS’ FEES

The following presents aggregate fees billed to the Company for the fiscal years ended December 31, 2016 and 2015 by BDO USA, LLP (“BDO”), the Company’s current independent registered public accounting firm.

Audit Fees

There were $663,835 and $546,154 in audit fees billed by BDO for the fiscal years ended December 31, 2016 and 2015, respectively. These fees were for professional services rendered for audits of annual consolidated financial statements for the years ended December 31, 2016 and 2015 and for reviews of the Company’s quarterly reports on Form 10-Q and proxy statement.

Audit-Related Fees

There were $17,404 and $29,650 in 401(k) audit-related fees and $5,700 and $42,950 for other consultations on accounting matters billed by BDO for the fiscal years ended December 31, 2016 and 2015, respectively.

Tax Fees

BDO billed $53,318 and $42,585 for tax fees for the fiscal years ended December 31, 2016 and 2015, respectively. Tax fees billed were for professional services rendered in connection with tax compliance, tax advice and tax planning.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and set of procedures for pre-approving all audit and non-audit services to be performed by the Company’s independent registered public accounting firm. The policy requires pre-approval of all services rendered by the Company’s independent registered public accounting firm either as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on a case by case basis. All of the audit and non-audit services described herein were pre-approved by the Audit Committee.

The services provided for 2016 and 2015 were for audit services, audit related services, tax services and due diligence services, as described above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who beneficially own more than 10% of the Common Stock of the Company to file initial reports of ownership of such securities and reports of changes in ownership of such securities with the SEC. Such officers, directors and 10% stockholders of the Company are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company’s review of the copies of such forms prepared by it or received by it with respect to the fiscal year ended December 31, 2016, all reports were filed on a timely basis, except for the following late filings: (i) Forms 3 for Messrs. Downs (subsequently filed 5/5/2017), Smith (subsequently filed 5/4/2017) and DiIorio (subsequently filed 5/18/2017); (ii) Forms 4 for an equity award granted on August 18, 2016 to each of Messrs. Downs (subsequently filed 5/5/2017) and Smith (subsequently filed 5/4/2017) for 60,000 stock options and to Mr. DiIorio (subsequently filed 5/18/2017) for 40,000 stock options (these awards have an exercise price of $2.76, vest monthly over a 36-month period and have an expiration date of ten years from the date of grant); (iii) Form 4 for an equity award granted on March 16, 2017 to each of Messrs. Downs (subsequently filed 5/5/2017) and Smith (subsequently filed 5/4/2017) for 20,000 stock options and to Mr. DiIorio (subsequently filed 5/18/2017) for 25,000 stock options (these awards have an exercise price of $2.15, vest monthly over a 36-month period and have an expiration date of ten years from the date of grant).

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL STOCKHOLDERS MEETING

Stockholder proposals to be considered for inclusion in the Company’s proxy statement and proxy card for the 2018 Annual Stockholders Meeting pursuant to Rule 14a-8 under the Exchange Act must be received by the Company’s Secretary at the Company’s principal executive offices located at 31700 Research Park Drive, Madison Heights, Michigan 48071 no later than January 22, 2018.

Stockholder proposals that are not made pursuant to Rule 14a-8 must comply with the advance notice provisions contained in the Company’s Amended and Restated Bylaws, which provide that such proposals must be submitted in writing to the Company’s Secretary at the Company’s principal executive offices located at 31700 Research Park Drive, Madison Heights, Michigan 48071 no earlier than 90 days (March 24, 2018) and no later than 60 days (April 23, 2018) prior to the anniversary date of the 2017 Annual Meeting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The Company may satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more Company stockholders. This delivery method is referred to as “householding” and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company has delivered only one proxy statement and annual report to multiple stockholders who share an address, unless contrary instructions were received from impacted stockholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact Computershare, 211 Quality Circle, Suite 210, College Station, TX 77845; or by telephone at 1-800-851-9677. If your stock is held through a broker, bank or other nominee and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker, bank or other nominee. Conversely, multiple stockholders sharing a single address may request delivery of a single copy of proxy statements or annual reports in the future by contacting, in the case of registered stockholders, Computershare, 211 Quality Circle, Suite 210, College Station, TX 77845; or by telephone at 1-800-851-9677, or, in the case of stockholders holding their stock though a broker, bank or other nominee, by contacting such broker, bank or other nominee.

GENERAL

Management does not intend to bring any business before the Meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters.

A copy of the Company’s most recent Annual Report on Form 10-K and Code of Business Conduct and Ethics Policy is available on the Company’s website at www.infusystem.com or can be made available without charge upon written request to: InfuSystem Holdings, Inc. 31700 Research Park Drive, Madison Heights, Michigan 48071, Attn: Corporate Secretary.

OTHER INFORMATION

Proxies are being solicited by our Board of Directors. We will bear the costs of the solicitation of the proxies on behalf of the Board of Directors. Our directors, officers or employees may solicit proxies in person, or by mail, telephone, facsimile or electronic transmission. The costs associated with the solicitation of proxies will include the cost of preparing, printing, and mailing this proxy statement, the Notice and any other information we send to stockholders. In addition, we must pay banks, brokers, custodians and other persons representing beneficial owners of shares held in street name certain fees associated with:

•	Forwarding printed proxy materials by mail to beneficial owners; and

•	Obtaining beneficial owners’ voting instructions.

If you choose to access the proxy materials and/or vote on the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy materials, please contact:

BY ORDER OF THE BOARD OF DIRECTORS

Jeanie Latz
Corporate Secretary
InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EST on June 21, 2017.

Vote by Internet
•	Go to www.investorvote.com/INFU
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2 and 3.

1. Election of Directors:	01 - David Dreyer 05 - Scott Shuda	02 - Gregg Lehman 06 - Joseph Whitters	03 - Darrell Montgomery	04 - Christopher Sansone	É

☐	Mark here to vote	☐	Mark here to WITHHOLD	☐	For All EXCEPT - To withhold authority to vote for any
	FOR all nominees		vote from all nominees		nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain

2.	Approval, on an advisory basis, of the Company’s executive compensation	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

		For	Against	Abstain

3.	Ratification of the appointment of BDO USA, LLP as the registered independent public accounting firm for the fiscal year ending December 31, 2017	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This section must be completed for your instructions to be executed. NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

⬛	1 U P X	É
02M50E

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and 2016 Annual Report are available at:

http://www.InfuSystem.com

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — INFUSYSTEM HOLDINGS, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING

THURSDAY, JUNE 22, 2017

The undersigned hereby appoints Trent N. Smith and Christopher S. Downs and each of them, as proxies, each with full power of substitution, for and on behalf of the undersigned authorizes them to represent and to vote, as directed and permitted herein, all shares of InfuSystem Holdings, Inc. Common Stock held of record by the undersigned at the Annual Meeting of Stockholders of InfuSystem Holdings, Inc. to be held on Thursday, June 22, 2017 at 9:00 a.m. (Central Time) at the offices of InfuSystem Holdings, Inc., located at 11130 Strang Line Rd., Lenexa, KS 66215, and at any adjournments or postponements thereof upon matters set forth in the proxy statement, and, in their judgment and discretion, upon such other business as may properly come before the meeting or any adjournments or postponements thereof. This proxy revokes all prior proxies given by the undersigned stockholder.

This proxy, when properly executed, will be voted in the manner directed on the reverse hereof by the stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED (I) FOR THE NOMINEES FOR DIRECTOR LISTED, (II) FOR THE ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION, AND (III) FOR THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017. IF ANY OTHER MATTERS COME BEFORE THE MEETING, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, THE PERSONS NAMED AS PROXIES WILL VOTE IN THEIR DISCRETION.

Please sign, date and return promptly in the enclosed envelope.

(Continued and to be marked, dated and signed, on the other side)